Filed pursuant to Rule 433
May 23, 2006

Relating to
Pricing Supplement No. 46 dated May 23, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes

95% Protected CMT Linked Notes due 2007

Pricing Sheet – May 23, 2006

Issue Price:	100%

Aggregate Principal Amount:	$2,500,000. We may increase the aggregate principal amount of the notes prior to the Original Issue Date, but we are not required to do so.

Original Issue Date (Settlement):	June 2, 2006

Maturity:	June 1, 2007

Payment at Maturity:	If the Final Reference Rate is within the Reference Rate Range, $1,100.

If the Final Reference Rate is not within the Reference Rate Range, $950.

Reference Rate Range:	(a) ≥ (Initial Reference Rate – 0.50%); and

(b) ≤ (Initial Reference Rate + 0.50%)

Initial Reference Rate:	5.08%, the 10-year Treasury spot rate on May 23, 2006, as determined by Morgan
Stanley & Co. Incorporated.

Final Reference Rate:	The 10-year CMT for the Valuation Date.

Valuation Date:	May 24, 2007

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61746SCP2

Agent:	Morgan Stanley & Co. Incorporated

Price to Public:	Per Note: 100%
Total: $1,000

Agent’s Commissions:	Per Note: 1.00% ($10 per Note)
Total: $25,000

Proceeds to Company:	Per Note: 99.00%
Total: $2,475,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 46, dated April 24, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006